                                                                  EXHIBIT 4.2(D)

                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


         This Amendment No. 3, dated November 24, 2003 ("Amendment No. 3") to the Rights Agreement dated as of December 31, 1997 between Innotrac Corporation, a Georgia corporation (the "Company"), and Suntrust Bank, as rights agent (the "Rights Agent"), as amended by Amendment No. 1 dated as of November 30, 2000, and Amendment No. 2 dated as of August 14, 2003 (as amended, the "Rights Agreement"), is made by and between the Company and the Rights Agent. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement.

                                    RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to modify the definition therein of Acquiring Person to exclude a certain shareholder from such definition under specified circumstances; and

WHEREAS, the Company has determined to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement and the Rights Agent is directed to join in this Amendment No. 3 to the Rights Agreement as set forth herein.

                                    AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The definition of Acquiring Person in Section 1 of the Rights Agreement is hereby amended to delete the last sentence thereof, which was added by Amendment No. 2 to the Rights Plan, and to insert in lieu thereof the following:

Notwithstanding anything to the contrary contained in this definition, David Dadante ("Dadante"), who is the general partner of IPOF Fund, an Ohio limited partnership ("IPOF," and together with Dadante, referred to herein as the "IPOF Group"), the IPOF Fund and the IPOF Group shall not be deemed to be an "Acquiring Person" unless and until the earlier of such time as the IPOF Group, together with all Affiliates and Associates, (i) directly or indirectly, becomes the Beneficial Owner of more than 40% of the Common Shares then outstanding or
(ii) ceases to hold any of the Common Shares of which it is the Beneficial Owner without any intention of changing or influencing control of the Company.

2. Except as amended hereby, the Rights Agreement, as amended, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 by their duly authorized representatives effective the date set forth above.

INNOTRAC CORPORATION                                     SUNTRUST BANK


By:/s/David L. Gamsey                                    By:/s/Sandra Benefield
   ------------------------------------------               -------------------------------
   Name: David L. Gamsey                                    Name: Sandra Benefield
         ---------------------------------------------            -------------------------
   Title: Senior Vice President, Chief                      Title: Vice President
          --------------------------------------------             ------------------------
          Financial Officer and Secretary
          --------------------------------------------